Exhibit 99.1
SCHWEITZER-MAUDUIT ANNOUNCES THIRD QUARTER 2009 RESULTS AND ASIAN RTL
EXPANSION PROJECT
ALPHARETTA, GA, November 3, 2009 — Schweitzer-Mauduit International, Inc. (NYSE: SWM) today reported third quarter 2009 earnings results for the period ended September 30, 2009 and announced plans to construct an Asian greenfield production site to produce reconstituted tobacco leaf (RTL).
Third Quarter/Year-To-Date Financial Highlights:
•	Third quarter net income of $4.5 million; $24.9 million year-to-date
•	Third quarter net sales of $184.5 million; $551.9 million year-to-date
•	Third quarter adjusted EBITDA of $44.4 million (excluding restructuring and impairment expenses); $108.5 million year-to-date
•	Free cash flow of $23.4 million and $35.3 million year-to-date
•
Diluted net income per share of $0.27, compared to $0.43 per share in third quarter 2008; excluding per share restructuring and impairment expense of $1.12 and $0.11, respectively, adjusted net income per share of $1.39 compared to $0.54 per share in the third quarter of 2008

•	Net debt decreased to $126.7 million from $167.9 million at December 31, 2008
Third Quarter Operational Highlights:
•	Continued growth in high-value products
•	Growing demand for RTL products helped drive gains from this high-value product
•	Expanding demand for Low Ignition Propensity (LIP) cigarette papers in North America and beyond
•	Improved operational performance from our China joint venture
•	Continued sales volume decline in traditional tobacco-related papers
Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented, “Our third quarter results continue to build on the broad-based improvement in our business achieved in the first half of 2009. Our excellent results for the quarter demonstrate the continuing success of our restructuring initiatives to transform our core manufacturing operations toward higher-value products. During the quarter, we progressed in closing our Malaucène, France production site and announced further restructuring activity in France and the U.S. resulting in additional restructuring and impairment expenses. These actions are anticipated to be the last of our downsizing steps for the foreseeable future and were due to continued declines in demand for our traditional tobacco-related papers in North America and western Europe. We are focused in the near term on successfully executing the remaining restructuring activities, continuing to grow our RTL and LIP business franchises and sustaining profitable operations at our Chinese paper joint venture, CTM. We are also excited to announce a major growth initiative: the planned approximate $117 million investment to establish a wholly owned greenfield RTL production facility in the Philippines.”

Mr. Villoutreix continued, “By expanding RTL through a planned production facility in the Philippines, we expect to significantly strengthen our leadership position in this key product segment while expanding our presence in emerging markets with strong growth prospects. Also, through our RTL and LIP technologies, we are poised to benefit from increased regulatory efforts to reduce undesirable aspects of cigarettes. The transformation of our RTL franchise into a truly global operation, ongoing efforts to expand our LIP franchise to Europe and beyond and the revitalization of our base paper business establishes a formidable foundation for future revenue and earnings growth.”
“SWM is becoming a premier specialty company and living up to our vision of being the undisputed leader of engineered solutions to the tobacco industry. We now expect to achieve full-year 2009 earnings of at least $4.00 per share, excluding restructuring and impairment expenses but including expected operating losses of approximately $0.50 per share related to the closure of the Malaucène facility. For 2010, we estimate earnings per share of approximately $5.00, excluding restructuring and impairment expenses, with growth attributable to expanding RTL and LIP sales, full year profitability at our China paper joint venture and sustained profitability in our base paper business despite expected pressures on current margins caused by lower demand, a likely difficult pricing environment for major customers’ 2010 contract renewals and inflationary pressures.”
Third Quarter 2009 Results
Net sales were $184.5 million in the three month period ended September 30, 2009, a 7% decrease versus the prior-year quarter. Net sales decreased $14.7 million as a result of $11.7 million from a 4% decrease in unit sales volumes, $9.1 million in unfavorable foreign currency exchange rate impacts and $8.8 million sales decrease at our Malaucène facility which is pending closure. These declines were partially offset by a $14.9 million improvement in the mix of products sold and higher selling prices.
Operating profit was $6.5 million in the three month period ended September 30, 2009 versus an operating profit of $14.6 million in the prior-year quarter. Excluding pre-tax restructuring and impairment expenses, operating profit was $33.4 million during the third quarter of 2009 compared with $17.2 million during the third quarter of 2008. The higher operating profit was primarily due to $20.3 million from an improved mix of products sold and higher selling prices and $4.2 million in lower inflationary costs, including lower wood pulp costs. These favorable impacts were partially offset by $3.0 million in higher non-manufacturing expenses, reflecting higher incentive compensation accruals due to improved results. Operating losses at the Malaucène facility, excluding pre-tax restructuring and impairment expenses, totaled $4.4 million during the quarter resulting in a $3.4 million unfavorable impact on operating profit compared to the prior year quarter.
Operational Trends (Volume, Pricing and Cost)
During the third quarter, Schweitzer-Mauduit benefited from favorable pricing impacts versus the comparable prior year period. The approximate 58% rate of LIP regulation in effect in the North American market by the end of the third quarter 2009 caused a 26% increase in sales volume of this high value product, as compared to the prior year quarter.
Volume weakness for tobacco-related papers continued in the third quarter. Schweitzer-Mauduit was able to offset the impact of the third-quarter volume decline on its financial results due to the actions of the last several years to decrease higher-cost capacity, especially in the U.S. and France. Schweitzer-Mauduit’s volume decline during the quarter primarily reflects reduced finished tipping paper sales in France after the announced closure of our Malaucène facility, lower base tipping paper sales following the shutdown of the Lee Mills in the U.S. combined with decreased demand in the North American and, increasingly, western European markets, all of which have been impacted by the global economic recession and increases in taxes on cigarettes and cigars. CTM, our Chinese tobacco-related papers joint venture, sold out its cigarette paper production capacity by the end of the third quarter contributing to its first quarterly net income.

Inflationary cost decreases in total had an overall $4.2 million positive impact on the operating profit comparison versus the prior year. Moderate increases in inflationary costs of labor and materials during the quarter were more than offset by lower energy prices and wood pulp costs compared to the third quarter of 2008.
Expected sales volume declines and resulting isolated paper machine downtime, in part to reduce our inventory levels, are the company’s biggest challenges for the balance of the year and are the cause of the projected lower level of fourth quarter earnings as compared to the first nine months of 2009.
Year-to-Date Cash Flow and Quarterly Dividend
Net cash provided by operations totaled $53.7 million for the first nine months of 2009, compared with $28.0 million in the prior-year period.
Net debt at September 30, 2009, was $126.7 million compared with $167.9 million at December 31, 2008. Total debt was 28.0% of capital.
Capital spending was $7.7 million and $30.0 million during the nine month periods ended September 30, 2009 and 2008, respectively. The decrease in capital spending was primarily due to expenditures of $11.0 million included in the 2008 period for a paper machine rebuild. Capital spending for 2009 is now projected to range from $10 to $12 million before increasing substantially in 2010 to $80 to $100 million, including $60 million to $70 million for the planned RTL expansion in the Philippines. Other cash needs, including pension funding, employee severance payments associated with restructuring actions and capitalized software spending, are now projected to range from $20 to $25 million during 2009 and $50 to $60 million in 2010. Net debt is expected to decrease in the fourth quarter of 2009.
Schweitzer-Mauduit announced today a quarterly common stock dividend of $0.15 per share. The dividend will be payable on December 28, 2009 to stockholders of record on November 23, 2009.
RTL Production Expansion
In order to meet a growing demand for RTL and to diversify our existing production base in France to meet customer security of supply needs, we intend to expand our RTL production capacity into Asia through the construction of a wholly owned facility in the Philippines focused on RTL production. The stand-alone, single-machine facility, separate from our current paper mill, will be located near Manila and is expected to have approximately 30,000 metric tons of annual capacity which will increase our total world-wide RTL production capacity by approximately 38% when completed. We expect operations to commence in late 2011. We already have entered into a seven-year supply agreement with one of our current customers and are in advanced supply discussions with another multinational cigarette manufacturer that together would sellout approximately 50% of the new facility’s capacity. We are exploring options to fund the expected approximate $117 million total investment of the new production facility, including using our existing credit agreement as well as potentially securing new debt or equity capital.

Restructuring and Impairment Expenses
During September 2009, we announced a 106-person reduction of our factory and general administrative staff in France as part of a continuing strategy to restructure our traditional tobacco-related papers business to make it more cost competitive. Meetings with the unions and the Work’s Council must be completed before the amount of the restructuring expenses, timing and ongoing benefits of the changes can be definitively known. However, cash severance expenses associated with this action are expected to total approximately $14 million through the planned completion of the actions in the second quarter of 2010 and result in annual pre-tax savings of approximately $8 million, or approximately $0.36 per share, with roughly half of this savings expected to be realized during 2010. Our third quarter results include $6.2 million of expense from this action primarily due to expected legal-minimum employee severance payments reduced by projected reversals of certain employee-related liabilities that are expected to be eliminated as a result of the employee terminations.
In the third quarter, we also recorded asset impairment charges of $11.9 million. These charges include a $9.2 million impairment charge for a large paper machine and related equipment at our Spotswood, New Jersey facility. Our operations in Spotswood will concentrate on the online LIP technology we operate for Philip Morris USA, and we will transfer remaining production of cigarette paper from this machine to our lower-cost facilities in France and Brazil. The impairment charges also include a $2.7 million impairment charge for an idled small paper machine and related ancillary assets at our PDM facility in Quimperlé, France.
In the quarters ended September 30, 2009 and 2008, the company incurred $26.7 million and $2.6 million, respectively, in expenses related to restructuring actions and asset impairments.
Conference Call
Schweitzer-Mauduit will hold a conference call to review third quarter 2009 results with investors and analysts at 8:00 a.m. eastern time on Wednesday, November 4, 2009. The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.
Schweitzer-Mauduit will use a presentation in conjunction with its conference call. The presentation can be found on the company’s Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.
About Schweitzer-Mauduit International
Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers. It also manufactures specialty papers for other applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 2,900 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China. For further information, please visit the company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings as well as incremental operating losses at its Malaucène mill that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:
•
Schweitzer-Mauduit has manufacturing facilities in 6 countries and sells products in over 90 countries. As a result, it is subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company’s business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.

•
The company’s sales are concentrated to a limited number of customers. In 2008, 60% of its sales were to its five largest customers. The loss of one or more of these customers, or a significant reduction in one or more of these customers’ purchases, could have a material adverse effect on the company’s results of operations.

•
The company’s financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes. A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company’s products are not sufficient to cover those costs with a margin that the company considers reasonable. Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities. The company will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

•
In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products. Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products. Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see Schweitzer-Mauduit’s Quarterly Report on Form 10-Q for the period ended September 30, 2009.

Non-GAAP Financial Measures
Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore “non-GAAP” financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.
Schweitzer-Mauduit management believes that investors’ understanding of the company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company’s ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors’ understanding of the company’s business results.
(Tables to Follow)
SOURCE Schweitzer-Mauduit International, Inc.
CONTACT:
Bill Foust
+1-770-569-4203
or
Pete Thompson
+1-770-569-4277
both of Schweitzer-Mauduit International, Inc.
Web Site: http://www.schweitzer-mauduit.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2009	2008	Change

Net Sales	$184.5	$199.2	(7.4)%
Cost of products sold	132.8	166.7	(20.3)

Gross Profit	51.7	32.5	59.1

Selling expense	4.8	5.5	(12.7)
Research expense	2.0	1.9	5.3
General expense	11.5	7.9	45.6

Total nonmanufacturing expenses	18.3	15.3	19.6

Restructuring and impairment expense	26.9	2.6	N.M.

Operating Profit	6.5	14.6	(55.5)
Interest expense	1.0	3.1	(67.7)
Other income (expense), net	0.1	(0.6)	N.M.

Income Before Income Taxes and Net Income (Loss) from Equity Affiliates	5.6	10.9	(48.6)
Provision for income taxes	2.1	2.6	(19.2)
Income (loss) from equity affiliates	1.0	(1.6)	N.M.

Net Income	4.5	6.7	(32.8)
Less: Net income attributable to noncontrolling interest	—	—

Net Income Attributable to SWM	$4.5	$6.7	(32.8)%

Net Income Per Share:
Basic	$0.29	$0.43	(32.6)%

Diluted	$0.27	$0.43	(37.2)%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,313,000	15,401,600

Diluted, including Common Share Equivalents	15,906,900	15,433,700

N.M. — Not Meaningful
- more -

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2009	2008	Change

Net Sales	$551.9	$591.0	(6.6)%
Cost of products sold	414.0	514.3	(19.5)

Gross Profit	137.9	76.7	79.8

Selling expense	15.5	17.7	(12.4)
Research expense	6.0	6.4	(6.3)
General expense	34.6	24.9	39.0

Total nonmanufacturing expenses	56.1	49.0	14.5

Restructuring and impairment expense	40.5	8.3	N.M.

Operating Profit	41.3	19.4	N.M.
Interest expense	4.1	8.3	(50.6)
Other expense, net	0.3	1.6	(81.3)

Income Before Income Taxes and Net Loss from Equity Affiliates	36.9	9.5	N.M.
Provision for income taxes	10.6	—	N.M.
Loss from equity affiliates	1.4	1.8	(22.2)

Net Income	24.9	7.7	N.M.
Less: Net income attributable to noncontrolling interest	—	0.2	N.M.

Net Income Attributable to SWM	$24.9	$7.5	N.M. %

Net Income Per Share:
Basic	$1.62	$0.48	N.M. %

Diluted	$1.59	$0.48	N.M. %

Dividends Declared Per Share	$0.45	$0.45

Average Common Shares Outstanding:
Basic	15,196,500	15,401,900

Diluted, including Common Share Equivalents	15,502,400	15,445,500

N.M. — Not Meaningful
- more -

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

	September 30,	December 31,
Unaudited	2009	2008

ASSETS
Cash and cash equivalents	$6.8	$11.9
Accounts receivable	90.4	87.0
Inventories	131.2	118.4
Other current assets	24.3	11.1
Net property, plant and equipment	402.9	407.8
Other noncurrent assets	92.0	92.5

Total Assets	$747.6	$728.7

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$12.4	$34.9
Other current liabilities	168.3	162.2
Long-term debt	121.1	144.9
Pension and other postretirement benefits	59.1	67.3
Deferred income tax liabilities	13.8	11.0
Deferred revenue	8.0	12.3
Other noncurrent liabilities	21.4	18.7
Stockholders’ equity	343.5	277.4

Total Liabilities and Stockholders’ Equity	$747.6	$728.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS)

Unaudited	2009	2008

Net income	$24.9	$7.7
Depreciation and amortization	32.7	36.1
Restructuring accelerated depreciation and impairment	12.0	3.6
Amortization of deferred revenue	(4.3)	(4.6)
Deferred income tax provision (benefit)	6.6	(14.8)
Pension and other postretirement benefits	(6.2)	(0.3)
Stock-based employee compensation expense	5.3	0.6
Loss from equity affiliate	1.4	1.8
Other items	1.2	(0.3)
Net changes in operating working capital	(19.9)	(1.8)

Cash Provided by Operations	53.7	28.0

Capital spending	(7.7)	(30.0)
Capitalized software costs	(3.8)	(4.4)
Acquisition of noncontrolling interests	—	(51.3)
Equity investment in foreign subsidiaries	—	(1.9)
Other investing	(1.2)	3.1

Cash Used for Investing	(12.7)	(84.5)

Cash dividends paid to SWM stockholders	(6.9)	(7.0)
Changes in debt	(48.8)	70.9
Purchases of treasury stock	(0.8)	(1.2)
Proceeds from stock option exercises	8.9	0.2
Other financing	1.0	—

Cash Provided (Used) by Financing	(46.6)	62.9

Effect of Exchange Rate Changes on Cash	0.5	(0.1)

Increase (Decrease) in Cash and Cash Equivalents	$(5.1)	$6.3

- more -

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)
The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil. For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada. The Canadian operations only produce flax fiber used as a raw material in the U.S. operations. The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia. Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales. Expense amounts not associated with segments are referred to as unallocated expenses.
Net Sales

	For the three months ended September 30,			For the nine months ended September 30,
	2009	2008	% Change	2009	2008	% Change

France	$117.1	$129.9	(9.9)%	$340.6	$379.9	(10.3)%
United States	58.0	60.2	(3.7)	187.8	173.4	8.3
Brazil	18.3	15.6	17.3	55.4	53.8	3.0

Subtotal	193.4	205.7	(6.0)	583.8	607.1	(3.8)

Intersegment sales by:
France	(2.8)	(1.0)		(11.7)	(2.3)
United States	(0.2)	(1.4)		(1.4)	(3.7)
Brazil	(5.9)	(4.1)		(18.8)	(10.1)

Consolidated	$184.5	$199.2	(7.4)%	$551.9	$591.0	(6.6)%

Operating Profit (Loss)

	For the three months ended September 30,				For the nine months ended September 30,
			Return on Net Sales				Return on Net Sales
	2009	2008	2009	2008	2009	2008	2009	2008
France	$5.8	$15.1	5.0%	11.6%	$20.0	$20.7	5.9%	5.4%
United States	4.2	6.7	7.2	11.1	29.7	16.0	15.8	9.2
Brazil	1.5	(3.7)	8.2	(23.7)	6.9	(9.8)	12.5	(18.2)
Unallocated expenses	(5.0)	(3.5)			(15.3)	(7.5)

Consolidated	$6.5	$14.6	3.5%	7.3%	$41.3	$19.4	7.5%	3.3%

Restructuring & Impairment Expense

	For the three months ended September 30,				For the nine months ended September 30,
	2009	2008	% Change		2009	2008	% Change

France	$17.5	$0.8	N.M.	%	$31.0	$3.4	N.M.	%
United States	9.4	0.4	N.M.		9.5	1.6	N.M.
Brazil	—	1.4	N.M.		—	3.3	N.M.

Consolidated	$26.9	$2.6	N.M.	%	$40.5	$8.3	N.M.	%

Operating Profit (Loss) Excluding Restructuring & Impairment Expense*

	For the three months ended September 30,				For the nine months ended September 30,
			Return on Net Sales				Return on Net Sales
	2009	2008	2009	2008	2009	2008	2009	2008

France	$23.3	$15.9	19.9%	12.2%	$51.0	$24.1	15.0%	6.3%
United States	13.6	7.1	23.4	11.8	39.2	17.6	20.9	10.1
Brazil	1.5	(2.3)	8.2	(14.7)	6.9	(6.5)	12.5	(12.1)
Unallocated expenses	(5.0)	(3.5)			(15.3)	(7.5)

Consolidated	$33.4	$17.2	18.1%	8.6%	$81.8	$27.7	14.8%	4.7%

*	Operating Profit (Loss) Excluding Restructuring & Impairment Expense is a non-GAAP financial measure that is calculated by adding Restructuring and Impairment Expense to Operating Profit (Loss).
N.M. — Not Meaningful
-more-

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net income per diluted share	$0.27	$0.43	$1.59	$0.48
Plus: Restructuring & impairment expense per share	1.12	0.11	1.70	0.35

Adjusted Net Income Per Share	$1.39	$0.54	$3.29	$0.83

Net income	$4.5	$6.7	$24.9	$7.7
Plus: Interest expense	1.0	3.1	4.1	8.3
Plus: Tax provision (benefit)	2.1	2.6	10.6	—
Plus: Depreciation & amortization	10.8	12.3	32.7	36.1
Less: Amortization of deferred revenue	(0.9)	(1.5)	(4.3)	(4.6)
Plus: Restructuring & impairment expense	26.9	2.6	40.5	8.3

Adjusted EBITDA	$44.4	$25.8	$108.5	$55.8

Cash provided by operations	$30.8	$15.7	$53.7	$28.0
Less: Capital spending	(3.1)	(6.0)	(7.7)	(30.0)
Less: Capitalized software costs	(2.0)	(2.2)	(3.8)	(4.4)
Less: Cash dividends paid	(2.3)	(2.3)	(6.9)	(7.0)

Free Cash Flow	$23.4	$5.2	$35.3	$(13.4)

	September 30, 2009		December 31, 2008
Total Debt	$133.5		$179.8
Less: Cash	6.8		11.9

Net Debt	$126.7		$167.9

-####-